Exhibit 5.1

Morse, Zelnick, Rose & Lander

A LIMITED LIABILITY PARTNERSHIP

825 THIRD AVENUE

NEW YORK, NEW YORK 10022

212-838-1177

FAX – 212-838-9190

___________, 2017

Sachem Capital Corp.

23 Laurel Street

Branford, Connecticut 06405

Re:	Registration Statement on Form S-11 SEC File No. 333-_______

Ladies and Gentlemen:

We have acted as counsel to Sachem Capital Corp. (the “Company”), in connection with the registration of $_________ of its securities (the “Securities”), including the Company’s common shares, par value $0.001 per share (the “Common Shares”) to be sold and issued by the Company in an underwritten public offering (the “Offering”) covered by the S-11 registration statement referenced above, and all amendments thereto and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and warrants to be issued to the representative of the several underwriters of the Offering (the “Representative’s Warrants”) and the common shares issuable upon the exercise of such warrants.

As a basis for our opinions, we have examined the following documents (collectively, the “Documents”):

(i)	the Registration Statement; and

(ii)	the prospectus contained in the Registration Statement (the “Prospectus”).

Also, as a basis for these opinions, we have examined the originals or certified copies of the following:

(iii)	certified copies of the Company’s Certificate of Incorporation and all amendments thereto filed with the New York State, Department of State;

(iv)	copy of the Company’s Bylaws, as amended (the “Bylaws”);

(v)	a written consent of the Company’s board of directors relating to, among other matters, the registration and issuance of the Shares (the “Resolutions”);

(vi)	a good standing certificate dated , 2017 with respect to the Company issued by the New York State, Department of State; and

(vii)	such other documents and matters as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed:

(a)	that all signatures on all Documents and any other documents submitted to us for examination are genuine;

Sachem Capital Corp.

_______ __, 2017

(b)	the authenticity of all Documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photographic copies, and the accuracy and completeness of all documents;

(c)	the legal capacity of all natural persons executing any documents, whether on behalf of themselves or other persons;

(d)	that all persons executing Documents on behalf of any party (other than the Company) are duly authorized;

(e)	that all representations, warranties, statements and information contained in the Documents are accurate and complete;

(f)	that there will be no changes in applicable law between the date of this opinion and any date of issuance or delivery of any of the Securities that would have an adverse effect on the due authorization or valid issuance or delivery of such Securities;

(g)	that at the time of delivery of any of the Securities, the authorization of the issuance of such Securities will not have been modified or rescinded;

(h)	that the issuance, execution (in the case of the Representative’s Warrants) and delivery of any of the Securities and the compliance by the Company with the terms of such Securities, will not violate any then-applicable law or result in a default under, breach of, or violation of any provision of any instrument or agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company;

(i)	that the consideration received or proposed to be received for the issuance and sale or reservation for issuance of any offering of the Common Shares as contemplated by the Registration Statement is not less than the par value per share;

(j)	that the Securities will not be issued in violation of the Company’s Certificate of Incorporation, as amended;

(k)	that no additional Common Shares will be issued by the Company prior to the full issuance of all the Securities.

As to various questions of fact material to our opinions, we have relied upon a certificate and representations of John L. Villano, the Company’s Co-Chief Executive Officer, Chief Financial Officer and Secretary, and have assumed that such certificate and representations set forth therein continue to remain true and complete as of the date of this letter. We have not examined any court records, dockets, or other public records, nor have we investigated the Company’s history or other transactions, except as specifically set forth in this letter.

Our opinion expressed in paragraph 1 below, insofar as it relates to the Company’s good standing, is based solely on the good standing certificate referred to in paragraph (vi) above, and our opinions with respect to such matters are rendered as of the dates of such certificate and are limited accordingly.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth in this letter, it is our opinion, as of the date of this letter, that:

1.	the Company is a corporation duly incorporated, existing and in good standing under the laws of the State of New York.

Sachem Capital Corp.

______ __, 2017

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2.	the Common Shares are duly authorized and, when and if duly issued and delivered in the manner and for the consideration contemplated by each of the Registration Statement, the Prospectus and any applicable supplement or supplements to the Prospectus, and the written consent referred to in paragraph (v) above, will be validly issued, fully paid and nonassessable.

In addition to the qualifications set forth above, the opinions set forth in this letter are also subject to the following qualifications:

(i)	We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York. We express no opinion as to the principles of conflict of laws of any jurisdiction, including the laws of the State of New York.

(ii)	We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might alter the opinions expressed in this letter after the date of this letter.

(iii)	We express no opinion on the application of federal or state securities laws to the transactions contemplated in the Documents.

The opinions expressed in this letter are for your benefit and are furnished only with respect to the transactions contemplated by the Documents. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions shall be implied or inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

Morse, Zelnick, Rose & Lander, LLP